Exhibit 10(p)

McDonald’s Corporation Target Incentive Plan
I. Introduction
McDonald’s Corporation, a Delaware corporation (the “Company”) has established this McDonald’s Corporation Target Incentive Plan (the “Plan”) effective as of January 1, 2013, as amended February 13, 2019. The purpose of the Plan is to advance the interests of the Company and its shareholders and to promote a consistent strategy and focus among employees of the Company and its Subsidiaries (as defined below) by providing such employees with the opportunity to earn annual cash incentive compensation that is linked to the Company’s business objectives.
II. Definitions
“Award” means a Participant’s opportunity to earn cash compensation under the Plan, subject to the achievement by the Company and/or the Participant of one or more Performance Goals and such other terms and conditions as the Committee may impose.
“Cause” means termination due to the Participant’s violation of Company policy or otherwise due to the Participant’s fault of misconduct, as determined by the Committee in its sole discretion.
“Change in Control” shall have the meaning ascribed to such term in the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan (the “2012 Plan”), as may be amended from time to time in accordance with its terms, or, in the event a successor plan to the 2012 Plan is adopted (a “Successor Plan”) and such Successor Plan defines a “Change in Control” or a “Change of Control,” the meaning ascribed to such term in such Successor Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors of the Company, as such committee is constituted from time to time.
“Company” has the meaning assigned in the Introduction.
“Company Service” means the Participant’s aggregate number of years of employment with the Company and any Subsidiary, including employment with any Subsidiary during the period before it became a Subsidiary.
“Eligible Employee” means a full-time or part-time employee of the Company or a Subsidiary at the level of Senior Vice President (or equivalent) or above who has been designated by the Committee as eligible to participate in the Plan.
“Employment” means active employment with the Company or a Subsidiary.
“Final Award” means the final cash payment with respect to an Award as determined by the Committee following the end of the Performance Year for such Award.

“Participant” means an Eligible Employee selected by the Committee as the recipient of an Award under the Plan.
“Performance Goals” means the performance measures established by the Committee with respect to an Award pursuant to Section 3.3 hereof.
“Performance Year” means the calendar year with respect to which Performance Goals applicable to Awards are measured.
“Plan” has the meaning assigned in the Introduction.
“Plan Administrator” has the meaning assigned in Section 3.2.
“Retirement” means a Participant’s termination of employment when the Participant satisfies the following four conditions: (i) combined age and years of Company Service equal to or greater than 68, (ii) Participant provides four (4) months advance written notice of his or her intention to terminate employment to the Corporate Vice President - Global Total Compensation, (iii) Participant executes and delivers (and does not revoke) a release agreement in a form satisfactory to the Company, (iv) Participant executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law. However, if a Participant is employed by a Subsidiary in a European Market, (i) above is not required and the notice required by (ii) is 12 months.
“Subsidiary” means any entity in which the Company directly or through intervening subsidiaries owns 25% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 25% or more interest in the capital and profits.
III. Administration of the Plan
3.1    The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan, to establish the terms and conditions of Awards, to determine the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid, and to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan.
3.2    The Committee may delegate any or all of its administrative duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate (the “Plan Administrator”). In the absence of such appointment the Plan Administrator shall be the Corporate Executive Vice President - Chief Human Resources of the Company. The Plan Administrator shall perform the administrative responsibilities delegated to the Plan Administrator from time to time by the Committee and may subdelegate the performance of such responsibilities, to the extent the Plan Administrator deems appropriate and to the extent not inconsistent with the terms of the Plan, but shall remain responsible for overseeing the performance of any such subdelegated responsibilities. To the extent that the Committee has so delegated administrative responsibilities, references in this Plan to the Committee in connection with such delegated responsibilities shall be interpreted to include the Plan Administrator or, to the extent applicable, the Plan Administrator’s delegee.

3.3    The Committee shall establish one or more Performance Goals for a Performance Year in writing not later than March 30 of the Performance Year (provided, that Performance Goals must be established before the achievement of the Performance Goals becomes substantially certain to be met). The Committee may establish Performance Goals that measure the performance of the Company as a whole, of any Subsidiary, division or other business unit of the Company, and/or of the Participant. The Committee may establish one or more subjective Performance Goals provided that such Performance Goals comply with the requirements of Treasury Regulation §409A-1(e)(2). In establishing Performance Goals based on financial measures and in measuring the attainment of such Performance Goals, the Committee may in its discretion exclude items that it determines are extraordinary, unusual or nonrecurring, as well as asset impairment and the effect of foreign currency fluctuations.
3.4    The determination of the Committee on all matters relating to the Plan and all Awards shall be made in the sole discretion of the Committee, and shall be conclusive and final. Neither the Plan Administrator nor any member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.
IV. Basic Terms of Awards
4.1    For each Performance Year, the Committee shall determine the Participants who shall receive Awards relating to such Performance Year, and shall establish and communicate to such Participants the Performance Goals and other terms and conditions of the Awards for such Performance Year.
4.2    As soon as reasonably practicable following the end of a Performance Year, the Committee shall determine to what extent the Performance Goals applicable to each Award have been attained, and in each case shall determine the Final Award. In the event that a Participant has transferred from one position to another during the Performance Year, the Committee may make appropriate adjustments to the Final Award, including adjustments to the combination of Performance Goals applied in determining the Final Award.
4.3    Final Awards shall be paid to all Participants who are U.S. taxpayers no later than March 15 of the calendar year following the Performance Year, subject to the Participant’s continued employment with the Company or a Subsidiary as of the date on which the Final Award is paid.
V. Certain Terminations; Pro-Rated Awards; Forfeiture and Repayment in Certain Circumstances
5.1     In the event that a Participant’s Employment terminates prior to December 31 of a Performance Year due to the Participant’s Retirement, the Committee may provide for payment to the Participant of a pro rated Final Award, determined pursuant to Section 4.2 hereof and pro rated based on the number of days in the Performance Year elapsed prior to the Participant’s Retirement.
5.2    In the event that a Participant’s Employment commences later than January 1 of a Performance Year, the Committee may provide for payment to the Participant of a pro rated Final Award for such Performance Year, determined pursuant to Section 4.2 hereof and pro rated based on the number of days in the Performance Year starting on the date on which the Participant’s Employment commenced.
5.3    In the event that a Participant’s Employment continues through the end of a Performance Year but terminates prior to the date on which Final Awards for such Performance Year are paid, the Committee may provide for payment of a Final Award to such Participant, determined pursuant to Section 4.2 hereof, provided, that no Participant whose Employment terminates for Cause shall be eligible to receive a Final Award.
5.4    In the event that a Participant is on one or more leaves of absence for an aggregate period of more than 90 days during a Performance Year, the Committee may provide for payment to the Participant of a pro rated Final Award for such Performance Year, determined pursuant to Section 4.2 hereof and pro rated based on the ratio of (i) the number of days in excess of 90 during which the Participant was on one or more leaves of absence to (ii) the total number of days in the Performance Year.
5.5     In no event shall any Final Award paid to a Participant who is a U.S. taxpayer pursuant to this Article V be paid later than March 15 of the year following the Performance Year.
5.6    Awards under the Plan are intended to align the Participant’s long-term interests with the long-term interests of the Company. If a Participant engages in willful fraud that causes harm to the Company or any of its Subsidiaries or that is intended to manipulate the Performance Goals (any such act, “Detrimental Conduct”), whether the conduct or the discovery thereof occurs during employment with the Company or after such employment terminates for any reason, the Participant shall be deemed to have acted contrary to the long-term interests of the Company. Accordingly, the following rules shall apply under this Plan in respect of Detrimental Conduct:
(a) In the event that the Company determines, in its sole and absolute discretion, that a Participant engaged in Detrimental Conduct, the Company may, in its sole and absolute discretion, (i) terminate such Participant’s participation in the Plan and/or (ii) send a notice of recapture (a “Recapture Notice”) to such Participant in respect of any Final Award or Final Awards previously paid to such Participant, in which event the Participant shall within ten days after receiving such Recapture Notice from the Company deliver to the Company an amount in cash equal to the gross cash payment or payments to which such Recapture Notice relates.
(b) The Company has sole and absolute discretion to take action or not to take action pursuant to this Section 5.6 upon discovery of Detrimental Conduct, and its determination not to take action in any particular instance shall not in any way limit its authority to terminate the participation of a Participant in the Plan and/or send a Recapture Notice in any other instance.
(c) Upon receipt of payment of a Final Award under the Plan, the applicable Participant shall, if requested by the Company, certify on a form acceptable to the Company, that he or she is not, and has not previously been, engaged in Detrimental Conduct.
(d) Notwithstanding anything in the Plan to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company at any time to a Participant under this Plan.
(e) Notwithstanding any provision of this Section 5.6, if any provision of this Section 5.6 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law; provided, that this Section 5.6 shall not apply in any manner to individuals subject to the laws of France.
(f) Any action taken by the Company pursuant to this Section 5.6 is without prejudice to any other action the Company, or any of its Subsidiaries, may choose to take upon determination that a Participant has engaged in Detrimental Conduct.
(g) This Section 5.6 will cease to apply after a Change in Control.
VI. Miscellaneous
6.1    The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Awards under the Plan are intended to be “short-term deferrals” and to be “performance-based compensation” within the meaning of the regulations promulgated under Section 409A of the Code. The Plan shall be interpreted and administered in a manner that is consistent with this Section 6.1.
6.2    Awards granted under the Plan shall not be assignable or transferable other than by will or by the laws of descent and distribution.
6.3    The Company may withhold or cause to be withheld from Final Awards such amounts as are necessary to satisfy all U.S. federal, state and local and non-U.S. withholding tax requirements related thereto.
6.4    The Plan is intended to constitute an “unfunded” plan and Participants shall have no claim against the Company or its assets other than as unsecured general creditors. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under the Plan.
6.5    Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Participant the right to continued Employment or to any benefits not specifically provided under the Plan or (b) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend or terminate any of their respective employee benefit plans.

6.6    The Committee’s determinations under this Plan need not be uniform, and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards, whether or not such individuals are similarly situated. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations as to (a) the identity of the Participants, (b) the terms and provisions of Awards and (c) the treatment of Awards if a Participant’s Employment terminates.
6.7    The Company may amend, modify or terminate this Plan and Awards hereunder at any time in its discretion, provided, that neither the Plan nor any Award may be amended in a manner that would cause the Plan or any Award hereunder not to comply with the provisions of Section 409A of the Code or the regulations promulgated thereunder.
6.8    The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.